SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                               RealNetworks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   75605L 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-(c)

             [X]     Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 18 Pages

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 2 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV L.P. ("A IV")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,474,030 shares,  except that A IV Assoc., the general partner of A IV,
           BENEFICIALLY                       and Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui, Swartz, and
          OWNED BY EACH                       SFP,  the general  partners of A IV Assoc.,  may share voting power with
             REPORTING                        respect to such shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See reponse to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,474,030 shares,  except that A IV Assoc., the general partner of A IV, and Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui, Swartz, and
                                              SFP, the general partners of A IV Assoc.,  may share  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,474,030
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 3 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu L.P. ("AKTSU")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          30,547  shares,  except  that AP&C,  the general  partner of AKTSU,  and
           BENEFICIALLY                       Breyer,  Evnin,  Hill,  Patterson,  Sednaoui and Swartz, the officers of
          OWNED BY EACH                       AP&C,  may be deemed to have shared  voting  power with  respect to such
             REPORTING                        shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              30,547  shares,  except  that AP&C,  the general  partner of AKTSU,  and
                                              Breyer,  Evnin,  Hill,  Patterson,  Sednaoui and Swartz, the officers of
                                              AP&C,  may be deemed to have shared  dispositive  power with  respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       30,547
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 4 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors '95 L.P. ("AI95")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          61,241 shares, except that Breyer, Evnin, Hill, Klingenstein, Patterson,
           BENEFICIALLY                       Sednaoui and Swartz, the general partners of AI95, may be deemed to have
           OWNED BY EACH                      shared voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              61,241 shares, except that Breyer, Evnin, Hill, Klingenstein, Patterson,
                                              Sednaoui and Swartz, the general partners of AI95, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       61,241
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 5 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV Associates L.P. ("A IV Assoc.")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,474,030  shares, of which 1,474,030 are shares directly owned by A IV.
                                              A IV Assoc.  is the  general  partner  of A IV and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,474,030  shares, of which 1,474,030 are shares directly owned by A IV.
                                              A IV Assoc.  is the  general  partner  of A IV and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,474,030
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 6 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Swartz Family Partnership L.P. ("SFP")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,474,030  shares, of which 1,474,030 are shares directly owned by A IV.
                                              SFP is a general  partner of A IV Assoc.,  the general  partner of A IV, and may be deemed to have  shared  voting  power  with  respect  to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,474,030  shares, of which 1,474,030 are shares directly owned by A IV.
                                              SFP is a general  partner of A IV Assoc.,  the general  partner of A IV, and may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,474,030
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 7 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Partners & Co. Inc. ("AP&C")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          189 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              30,547  shares,  all of which are directly  owned by AKTSU.  AP&C is the general  partner of AKTSU and may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              189 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              30,547  shares,  all of which are directly  owned by AKTSU.  AP&C is the general  partner of AKTSU and may be deemed to have shared  voting power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       30,736
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    CO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 8 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors '93 L.P. ("AI93")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          7,170  shares,  except  that  Breyer,  Evnin,  Klingenstein,  Patterson,
           BENEFICIALLY                       Sednaoui and Swartz, the general partners of AI93, may be deemed to have
           OWNED BY EACH                      shared voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              7,170  shares,  except  that  Breyer,  Evnin,  Klingenstein,  Patterson,
                                              Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,170
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                   Page 9 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Japan L.P. ("AJ")

------------ ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          15,502 shares, except that Breyer, Klingenstein, Patterson, Sednaoui and
           BENEFICIALLY                       Swartz,  the general partners of AJ, may be deemed to have shared voting
           OWNED BY EACH                      power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              15,502 shares, except that Breyer, Klingenstein, Patterson, Sednaoui and
                                              Swartz,  the  general  partners  of AI93,  may be deemed to have  shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       15,502
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 10 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James W. Breyer ("Breyer")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          39,426 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Breyer may be deemed to have shared  voting  power with  respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              39,426 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Breyer may be deemed to have shared  dispositive  power with  respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,628,105
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 11 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin ("Evnin")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          11,387
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,573,177  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are shares directly owned by AI93 and 189 of which are shares  directly  owned by AP&C.  Evnin may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              11,387
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,573,177  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by  AI95,  7,170  are  shares  directly  owned by AI93 and 189 are shares  directly  owned by AP&C.  Evnin  may be  deemed  to have  shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,584,564
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 12 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III ("Hill")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          4,613 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,566,007  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95, and 189 are shares  directly owned by AP&Co.  Hill may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,613 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,566,007  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95, and 189 are shares  directly owned by AP&Co.  Hill may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,570,620
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 13 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Paul H. Klingenstein ("Klingenstein")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          22,774 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,557,943  shares, of which 1,474,030 are shares directly owned by A IV,
                                              61,241 of which are directly owned by AI95,  7,170 are owned directly by
                                              AI93 and 15,502 of which are directly owned by AJ.  Klingenstein  may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              22,774 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,557,943  shares, of which 1,474,030 are shares directly owned by A IV,
                                              61,241 of which are directly owned by AI95,  7,170 are owned directly by
                                              AI93 and 15,502 of which are directly owned by AJ.  Klingenstein  may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,580,717
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 14 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          88,069  shares,  of which 56,482 shares are directly owned by Ellmore C.
            BENEFICIALLY                      Patterson  Partners  ("ECPP").  Patterson is the general partner of ECPP
           OWNED BY EACH                      and may be deemed to have sole voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Patterson may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              88,069  shares,  of which  56,482  shares  are  directly  owned by ECPP.
                                              Patterson is the general  partner of ECPP and may be deemed to have sole voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Patterson may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,676,748
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 15 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      G. Carter Sednaoui ("Sednaoui")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Sednaoui may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Sednaoui may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,588,679
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 75605L 10 4                                            13 G                  Page 16 of 18 Pages
----------------------------------------------------------                    ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]           (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,163 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Swartz may be deemed to have shared  voting  power with  respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,163 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,588,679  shares, of which 1,474,030 are shares directly owned by A IV,
                                              30,547 are shares  directly owned by AKTSU,  61,241 are shares  directly owned by AI95,  7,170 are  shares  directly  owned by AI93,  15,502  are shares  directly owned by AJ, and 189 are shares directly owned by AP&C.
                                              Swartz may be deemed to have shared  dispositive  power with  respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,590,842
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This statement amends the Statement on Schedule 13G filed by Accel IV L.P.("A IV"), Accel Japan L.P. ("AJ"), Accel Keiretsu L.P.("AKTSU"), Accel Investors `93 L.P. ("AI93"), Accel Investors `95 L.P. ("AI95"), Accel IV Associates L.P. ("A IV Assoc."), Accel Partners & Co., Inc. ("AP&C"), Swartz Family Partnership L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), and James R. Swartz ("Swartz") (collectively referred to as the "Reporting Persons"). Only those Items as to which there has been a change of information are included in this Amendment.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of the Reporting Persons is:

                  428 University Avenue
                  Palo Alto, CA 94301

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                      (a)  Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b)  Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c)  Number of shares as to which such person has:

                             (i)   Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                             (ii)  Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                             (iii) Sole  power  to  dispose  or  to  direct  the
                                   disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999

Entities:

Accel IV L.P.
Accel Japan L.P.
Accel Keiretsu L.P.
Accel Investors '93 L.P.
Accel Investors '95 L.P.             By: /s/  G. Carter Sednaoui
Accel IV Associates L.P.                 ------------------------------------
Swartz Family Partnership L.P.           G. Carter Sednaoui, Attorney-in-fact
                                         for above-listed entities


Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson                  By: /s/  G. Carter Sednaoui
G. Carter Sednaoui                       ---------------------------------------
James R. Swartz                          G. Carter Sednaoui, Individually and as
                                         Attorney-in-fact for above-listed
                                         individuals